SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                          FORM 8-K



                      CURRENT REPORT
           Pursuant to section 13 of 15(d) of the Securities
                    Exchange Act of 1934


          Date of Report (Date of earliest event reported):
                       November 23, 1999



                   Network Six, Inc.
   (Exact name of registrant as specified in its charter)

               Commission File No. 0-21038

    Rhode Island                         05-036-6090
(State or other jurisdiction of       (I.R.S. Employer
                                      Identification No.)
  incorporation or organization)


         475 Kilvert Street, Warwick, Rhode Island  02886
  (Address of principal executive offices, including zip code)

                      (401) 732-9000
      (Registrant's telephone number, including area code)

Item 5. Other Events

           The November 22, 1999 Press Release of the Registrant attached hereto as EXHIBIT 99 is incorporated herein by reference.

Item 7 (c)    Exhibits

99   Press Release, dated November 22,1999, of Network Six, Inc.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               Network Six, Inc.
                            -----------------------
                               (Registrant)

Date:  November 23, 1999         By: /s/ Dorothy M. Cipolla
                                     Dorothy M. Cipolla
                                     Chief Financial Officer
Network Six, Inc.
Current Report on Form 8-K
Dated November 22, 1999

Exhibit Index

Exhibit
   No.                                        Exhibits

99 Press Release dated November 22, 1999
                                             EXHIBIT 99

NETWORK SIX SECURES $1 MILLION FINANCING





Kenneth C. Kirsch, President and CEO
Or
Dorothy M. Cipolla, CFO and Treasurer
November 22, 1999


Warwick, RI: Network Six, Inc. (NASDAQ:NWSS) today announced a new one year revolving line of credit agreement with Fleet National Bank of Providence, Rhode Island. The $1 million credit facility replaces the Company's existing credit facility with a New Jersey based finance company and will include revolving loan financing and standby letters of credit. Line and standby letter of credit availability is based on accounts receivable and is secured by all assets of the Company.

Kenneth C. Kirsch, President and CEO commented, "Fleet is one of the premier financial institutions in our area. We are pleased to have them as a strategic financial partner."

Dorothy Cipolla, CFO and Treasurer, added, "The interest rate on the new line of credit is at prime plus one-quarter percent. This new facility will provide the Company with additional flexibility as we execute our growth strategy."


Network Six is a full service systems integrator, providing information technology solutions that enable its customers to become more effective and efficient. Network Six's services include management consulting, network design, network and application implementation, training, outsourcing, maintenance and support. Network Six's stock is traded on the NASDAQ SmallCap Market under the symbol NWSS. Its website is http://www.networksix.com.

This report contains forward-looking statements reflecting the Company's expectations or beliefs concerning future events that could materially affect Company performance in the future. All forward-looking statements are subject to the risks and uncertainties inherent with predictions and forecasts. Please refer to the Company's 10Q for September 30, 1999 or 10K for December 31, 1998 for more discussion and information.